As filed with the Securities and Exchange Commission on January 14, 2011
 Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Home Federal Bancorp, Inc. of Louisiana
(exact name of registrant as specified in its charter)

Louisiana	02-0815311
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

624 Market Street Shreveport, Louisiana 71101 (318) 222-1145
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan
(Full Title of the Plan)

Copies to:
Daniel R. Herndon
President and Chief Executive Officer	Eric M. Marion, Esq.
Home Federal Bancorp, Inc. of Louisiana	Elias, Matz, Tiernan & Herrick L.L.P.
624 Market Street	734 15th Street, NW, 11th Floor
Shreveport, Louisiana 71101	Washington, DC 20005
(318) 222-1145	(202) 347-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $.01 par value per share	156,746	$ 10.83(3)	$ 1,697,559	$ 197.09
Common Stock $.01 par value per share	2,121	$ 12.25(3)	$ 25,982	$ 3.01
Total	158,868		$ 1,723,541	$ 200.10

(1)           Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Home Federal Bancorp, Inc. of Louisiana (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)           The 156,746 shares (as adjusted) represent shares of Common Stock for which options have been granted under the Plan as of the date hereof but not yet exercised.  The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of the options and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended ("Securities Act").

(3)           The 2,121 shares (as adjusted) represent shares of Common Stock which have been reserved under the Plan for stock options and are available for future grant.  The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock on January 12, 2011 on the Nasdaq Stock Market and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

Home Federal Bancorp, Inc. of Louisiana

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2.  The documents containing the information for the Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed or to be filed by Home Federal Bancorp, Inc. of Louisiana (the “Registrant” or the “Holding Company”) with the SEC are incorporated by reference in this Registration Statement:

(a)
The Registrant’s prospectus filed pursuant to rule 424(b)(3) which includes the consolidated statements of financial condition of the Holding Company and its subsidiaries as of June 30, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended June 30, 2010, filed with the SEC on November 12, 2010 (File No. 333-169230).

(b)	The Registrant’s Quarterly Report on Form 10-Q filed with the SEC on December 10, 2010 for the quarter ended September 30, 2010 (File No. 333-169230).

(c)
The description of the Registrant’s common stock contained in Registrant’s Form 8-A12B, as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated under the Exchange Act on December 21, 2010 (File No. 001-35019).

(d)
All the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act.  Accordingly, a description of the Common Stock is not required herein.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers and Plan Administrator

In accordance with the Louisiana Business Corporation Law, Article 7 of the Registrant's Articles of Incorporation provides as follows:

A.           Personal Liability of Directors and Officers.  A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

B.           Indemnification.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or such director, officer, employee or agent or former director, officer, employee or agent is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C.           Advancement of Expenses.  Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 7 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.           Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.           Insurance.  The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 7.

F.           Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 7.

G.           Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 7 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 7, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 7, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.           Proceedings Initiated by Indemnified Persons or Settlement of Claim. Notwithstanding any other provision of this Article 7, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. The Corporation shall not be obligated to reimburse the amount of any settlement of any claim by any person unless it has agreed, by the affirmative vote of a majority of the directors then in office, to such settlement.

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I.           Authority of Board to Regulate.  The Board of Directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article 7, to implement the provisions of this Article 7.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

No.	Description
4.0	Form of Stock Certificate of Home Federal Bancorp, Inc. of Louisiana(1)
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the Common Stock
10.0	Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan(2)
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinion included as Exhibit 5.0)
23.2	Consent of LaPorte Sehrt Romig & Hand
24.9	Power of Attorney (contained on the signature pages).
           _____________
(1)	Incorporated by reference to Exhibit 4.0 in the Registrant’s Registration Statement on Form S-1 (File No. 333-169230) filed with the SEC on September 3, 2010.

(2)	Incorporated herein by reference from Home Federal Bancorp, Inc. of Louisiana’s Definitive Schedule 14A filed with the SEC on June 29, 2005 (File No. 000-51117).

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

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(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant.      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shreveport, State of Louisiana on January 14, 2011.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

By:	/s/Daniel R. Herndon
Daniel R. Herndon Chairman, President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.   Each person whose signature appears below hereby makes, constitutes and appoints Daniel R. Herndon and James R. Barlow, signing singly, his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date
/s/Daniel R. Herndon	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	January 14, 2011
Daniel R. Herndon
/s/James R. Barlow	Director, Executive Vice President and Chief Operating Officer	January 14, 2011
James R. Barlow
/s/Walter T. Colquitt, III	Director	January 14, 2011
Walter T. Colquitt, III
	Director	January __, 2011
David A. Herndon, III
/s/Scott D. Lawrence	Director	January 14, 2011
Scott D. Lawrence
/s/Mark Malloy Harrison	Director	January 14, 2011
Mark Malloy Harrison
/s/Clyde D. Patterson	Director, Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 14, 2011
Clyde D. Patterson
	Director	January __, 2011
Woodus K. Humphrey
	Director	January __, 2011
Amos L. Wedgeworth Jr.
/s/Timothy W. Wilhite	Director	January 14, 2011
Timothy W. Wilhite

EXHIBIT INDEX

No.	Description	Method of Filing
4.0	Form of Stock Certificate of Home Federal Bancorp, Inc. of Louisiana	Incorporated by reference.
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the Common Stock	Filed herewith.
10.0	Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan	Incorporated by reference.
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinion included as Exhibit 5.0)	Filed herewith.
23.2	Consent of LaPorte Sehrt Romig & Hand	Filed herewith.
24.9	Power of Attorney (contained on the signature pages).	Located on the signature page.